JOHN HANCOCK CAPITAL SERIES
John Hancock Large Cap Select Fund

Abolition of
John Hancock Large Cap Select Fund
and Amendment of Section 5.11
Abolition of John Hancock Large Cap Select Fund
     The undersigned, being a majority of the Trustees of John Hancock Capital Series, a Massachusetts business trust (the “Trust”), acting pursuant to Sections 8.2 and 5.11 of the Amended and Restated Declaration of Trust dated March 8, 2005, as amended from time to time (the “Declaration of Trust”), do hereby abolish the John Hancock Large Cap Select Fund and in connection therewith do hereby extinguish any and all rights and preferences of such John Hancock Large Cap Select Fund Class A Shares, Class B Shares, Class C Shares, Class I Shares and Class R1 Shares as set forth in the Declaration of Trust and the Trust’s Registration Statement on Form N-1A. The abolition of the Fund is effective as of September 1, 2009.
     The Declaration of Trust is hereby amended to the extent necessary to reflect the abolishment of such Series, effective September 1, 2009.

John Hancock Capital Series
Abolishment of a Series
John Hancock Large Cap Select Fund

Amendment of Section 5.11
     The undersigned, being a majority of the Trustees of the Trust, acting pursuant to Section 8.3 of the Declaration of Trust, do hereby amend Section 5.11 thereof, effective September 1, 2009, as follows:
1.	Section 5.11 (a) shall be deleted and replaced with the following:

Without limiting the authority of the Trustees set forth in Section 5.1 to establish and designate any further Series or Classes, the Trustees hereby establish the following Series: John Hancock Classic Value Fund, which consists of Class A Shares, Class B Shares, Class C Shares, Class I Shares, Class R1 Shares, Class R3 Shares, Class R4 Shares, and Class R5 Shares; John Hancock U.S. Global Leaders Growth Fund, which consists of Class A Shares, Class B Shares, Class C Shares, Class I Shares, and Class R1 Shares; and John Hancock Classic Value Fund II, which consists of Class A Shares, Class B Shares, Class C Shares, Class I Shares, Class NAV Shares and Class R1 Shares (the “Existing Series”).

John Hancock Capital Series
Abolishment of a Series
John Hancock Large Cap Select Fund

IN WITNESS WHEREOF, the undersigned have executed this instrument on the 1st day of September 2009.

/s/James R. Boyle	/s/Patti McGill Peterson
James R. Boyle	Patti McGill Peterson

/s/James F. Carlin	/s/John A. Moore
James F. Carlin	John A. Moore

/s/William H. Cunningham	/s/Steven R. Pruchansky
William H. Cunningham	Steven R. Pruchansky

/s/Deborah C. Jackson	/s/Gregory A. Russo
Deborah C. Jackson	Gregory A. Russo

/s/Charles L. Ladner	/s/John G. Vrysen
Charles L. Ladner	John G. Vrysen

/s/Stanley Martin
Stanley Martin
     The Declaration of Trust, a copy of which, together with all amendments thereto, is on file in the office of the Secretary of State of The Commonwealth of Massachusetts, provides that no Trustee, officer, employee or agent of the Trust or any Series thereof shall be subject to any personal liability whatsoever to any Person, other than to the Trust or its shareholders, in connection with Trust Property or the affairs of the Trust, save only that arising from bad faith, willful misfeasance, gross negligence or reckless disregard of his/her duties with respect to such Person; and all such Persons shall look solely to the Trust Property, or to the Trust Property of one or more specific Series of the Trust if the claim arises from the conduct of such Trustee, officer, employee or agent with respect to only such Series, for satisfaction of claims of any nature arising in connection with the affairs of the Trust.